Exhibit 99.3

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

      Management acknowledges its responsibility for financial reporting (both audited and unaudited) which provides a fair representation of the Corporation’s operations and is reliable and relevant to a meaningful appraisal of the Corporation.

      Management has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America, making appropriate use of estimates and judgement, and considering materiality. Except for tax equivalency adjustments made to enhance comparative analysis, all financial information is consistent with the audited financial statements.

      In addition, management is responsible for establishing and maintaining effective internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America and the applicable requirements of the Federal Reserve System. The internal control system contains monitoring mechanisms, and actions are taken to correct deficiencies identified. There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control systems can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control systems may vary over time.

      Management assessed Harleysville National Corporation’s internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America and applicable Federal Reserve requirements as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Harleysville National Corporation maintained effective internal control over financial reporting, presented in conformity with accounting principles generally accepted in the United States of America and applicable Federal Reserve requirements as of December 31, 2002.

      Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders, designated by the Federal Deposit Insurance Corporation or the Federal Reserve as safety and soundness laws and regulations.

      Management has assessed compliance by Harleysville National Corporation and subsidiaries with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the subsidiary insured depository institutions complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2002.

      Oversight of the financial reporting process is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This Committee meets on a regular basis with the internal auditor, who reports directly to the Board of Directors, to approve the audit schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and address problems. The Committee also reviews the Company’s annual report to shareholders and the annual report to the Securities and Exchange Commission on Form 10-K. The Audit Committee meets at least annually with the external auditors, and has direct and private access to them at any time.

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      The independent public accounting firm of Grant Thornton LLP has examined the Corporation’s financial records. The resulting opinion statement is based upon knowledge of the Corporation’s accounting systems, as well as on tests and other audit procedures performed in accordance with auditing standards generally accepted in the United States of America.

By: Chairman, President and Chief Executive Officer Harleysville National Corporation	By: Executive Vice President and Chief Financial Officer Harleysville National Corporation

DATE: February 28, 2003

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